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                                                                    Exhibit 99.2

VirtualFund Announces Review of Operations and Business Plan


    MINNEAPOLIS, Nov. 27 /PRNewswire/ -- VirtualFund, Inc. (Nasdaq: VFND) announced this morning that it will place approximately 70 employees in its Eden Prairie, MN facility on vacation and/or paid administrative leave this week while it undertakes a review of its operations and business plan. According to Acting CEO and President Robert L. Kelly, the Board of Directors of the company has requested that he "coordinate an evaluation of whether an administrative reorganization makes sense in light of the Company's financial performance since June."
    Mr. Kelly continued that "During this period, and in an effort to permit the most effective discharge of my assignment from the Board, I have made, in conjunction with my core management team, the very difficult decision to place a number of Eden Prairie-based Company employees on leave beginning Monday. This leave will continue, at a minimum, through this Friday, December 1, 2000."

    Safe Harbor:
    We desire to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Information contained in a Consolidation Release may differ slightly from original based on corrections to typographical, grammar or similar errors. In addition, this document may contain statements which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "we believe", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or results presently anticipated or projected. Those risks and uncertainties include those discussed in this document. We wish to caution you not to place undue reliance on forward-looking statements. The factors listed in this document may have affected the Company's performance in the past and could affect future performance. Anyone deciding to invest in our common stock will take on financial risk. In deciding whether to invest, individuals should carefully consider the factors included in this document and other information publicly available to them. If we are unable to implement our plans successfully, we may lose our investment in one or more of the programs described in this document.